Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and S-3 (No. 333-99551, 333-152897, 333-134484 and 333-158164) of HCC Insurance Holdings, Inc. of our report dated March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for certain convertible debt instruments discussed in Note 1 to the consolidated financial statements, as to which the date is November 5, 2009, relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
November 9, 2009